CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS
 OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
 FILED WITH THE COMMISSION.

CONFIDENTIAL TREATMENT

CO-PROMOTION AGREEMENT

This CO-PROMOTION AGREEMENT (“Agreement”) dated as of April 3, 2006 (the “Effective Date”), by and between TEAMM Pharmaceuticals, Inc. a Florida corporation with offices located at 2501 Aerial Center Parkway, Morrisville, NC (“TEAMM”) and Exaeris, Inc. a Delaware corporation with offices located at 403 Gordon Dr, Exton, PA 19341 (“Exaeris”)

WITNESSETH:

WHEREAS, TEAMM markets and promotes the pharmaceutical product MD Turbo™ (including any improvements, modifications, revisions and anticipated related products, collectively the “Product”) to a physician audience which focuses on Primary Care and Respiratory specialties.

WHEREAS, TEAMM desires to expand the detailing and promotion of the Product to additional physician audiences;

WHEREAS, Exaeris desires to detail and promote the Product to prescribers including * * * (the “Exaeris Prescribers”) other than the physicians called on by TEAMM (the “TEAMM Prescribers”).

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the parties hereto do intend to be legally bound hereby, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall, for purposes of this Agreement, have the meanings designated to them under this Article unless otherwise specifically indicated.

1.1	“Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

1.2
“Affiliates” shall means with respect to a Party (a) corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock, or general partnership interest are owned, controlled or held, directly or indirectly, by the Party; or (b) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of the Party; or (c) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity.

CONFIDENTIAL TREATMENT

1.3	“Co-Promotion Date” is the date the TEAMM and Exaeris sales force begin detailing the Product.

1.4
“Commercial Oversight Committee” shall be a committee consisting of one representative appointed by TEAMM and one representative appointed by Exaeris. The Oversight Marketing Committee shall perform the functions delegated to it herein.

1.5
“Contract Year” shall mean a period of twelve (12) successive calendar months during the term of this Agreement; provided, however, the parties agree that the first Contract Year shall commence on the Launch Date and extend for 12 consecutive months.

1.6
“Detail” or “Detailing” shall mean, with respect to the Product, face-to-face activity undertaken by a Sales Representative during a sales call on licensed physicians to the “TEAMM Prescribers” or “Exaeris Prescribers” , in such physicians’ offices or hospitals (excluding national conventions and other forms of communication not involving face-to-face contact by such sales representative), of describing the indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product, in a fair and balanced manner consistent with the requirements of the Act, and when samples of the Product are provided to such licensed physicians, such action shall be evidenced by a sample form signed by the licensed physician, all in an effort to increase physician prescribing preferences of the Product for its indicated uses.

1.7
“Exaeris Percentage” is that percentage calculated by taking the number of prescriptions that are credited to the Exaeris Prescribers divided by the total number of prescriptions written for the Product by both Exaeris Prescribers and TEAMM Prescribers in the same measurement period.

1.8
“Exaeris Prescribers” shall mean those physicians that TEAMM and Exaeris have agreed will be Detailed by Exaeris Sales Representatives and will be used for determining Exaeris Percentage of prescriptions for purposes of compensation.

1.9
“First Detailing Year” shall mean a period commencing on the Co-Promotion Date and ending approximately one year thereafter on the first day of the first full calendar month following the Co-Promotion Date. The Second through Last Detailing Years shall be successive one year periods which commence on the annual anniversary date of the first day of the first full calendar month following the Co-Promotion Date.

1.10	“FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

CONFIDENTIAL TREATMENT

1.11	“Invoiced Sales” shall mean, * * *

1.12	“Launch” for purposes of this Agreement, shall mean the initial date that Product is shipped and invoiced to TEAMM’s customers.

1.13
“Marketing Plan” shall mean for the Product, the marketing objectives, strategies and tactics and non-binding financial projections, including but not limited to, unit and dollar sales forecasts, advertising and promotion budgets, projections for sample quantities and cycle ship dates for such sample quantities, target audience and amendments from time to time thereto, developed and written by TEAMM.

1.14
“Minimums” shall mean the minimum amount of measurements listed in Article 10.2 (including but not limited to number of Sales Representatives, number of details, number of physicians detailed, percent of prescriptions generated) to meet contract obligations.

1.15	“Net Quarter Sales” of Product or “Net Year Sales” shall be * * *.

1.16	“Net Sales” shall mean the price charged by TEAMM for the Product in bona fide arm's length sales to unaffiliated parties in the United States after deduction of the following items: * * *

Such amounts shall be determined from TEAMM’s books and records which TEAMM shall maintain in accordance with generally accepted accounting principles (GAAP) consistently applied.

1.17	“Net, Net Sales” shall mean * * *

1.18	“Person” shall mean a natural person, a corporation, a partnership, a limited liability company, a trust, a joint venture, any government authority or any other entity or organization.

1.19	“Prescriber Data” shall mean the Wolters Kluwer (previously known as NDC) Prescriber data publication compiled and published by Wolters Kluwer containing prescription data by prescribing physician.

1.20	“Primary Detail” shall mean a detail on a product that is given as first product message and greatest emphasis in a sales call

1.21	“Product” shall mean MD Turbo in finished package form marketed, distributed and sold by TEAMM as of the Effective Date

1.22	“Product Contribution/Co-Promotion Payment” shall mean Net, Net Sales less a fixed distribution cost of *** and a fixed administrative cost of ***, both applied against invoiced sales.

CONFIDENTIAL TREATMENT

1.23
“Product Development Agreement” shall mean the Product Development Agreement dated January 24, 2003 and as amended, between TEAMM Pharmaceuticals, Inc. and Respirics, Inc. which provides for the license to TEAMM Pharmaceuticals to market MD Turbo.

1.24
“Product Labeling” shall mean (a) the full prescribing information for the Product and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert with or for the Product.

1.25
“Promote”, “Promotion”, “Promoting” or “Promotional” shall mean, with respect to the Product, those activities and obligations other than Detailing, to encourage sales of Product including but not limited to journal advertising, direct mail programs, convention exhibits and other forms of advertising and promotion specified in the Marketing Plan.

1.26
“Product Promotional Materials” shall mean all sales representative training materials and all other printed, graphic, audio and video matter including but not limited to sales aids, study reprints, journal advertisements, direct mail and sales reminder aids (e.g. scratch pads, pens, and other such items) intended for use or used by representatives of either Exaeris or TEAMM in connection with Promotion or Detailing of the Product.

1.27
“Quarter” shall mean a period of three (3) successive calendar months during the term of this Agreement. The first Contract Quarter shall commence upon the first day of the first quarter after the launch of the “product” (i.e. January, April, July or September). For purposes of this Agreement, should the Co-Promotion Date not fall on the first day of the quarter, the beginning period may include more than three months.

CONFIDENTIAL TREATMENT

1.28
“Quarter Sales” of Product shall mean the amount invoiced and recognized for the Products in the Territory during the respective period. For purposes of this agreement, product shipped in the last three days of a quarter are recognized in the following quarter.

1.29	“Respirics” (Respirics, Inc.) shall mean the developer and holder of the trademark(s) and patents for MD Turbo.

1.30
“Sales Representative(s)” shall mean an individual(s) in a sales function whose primary responsibility is to present the Product and who will be engaged in Detailing of the Product to health care professionals hereunder.

1.31
“Sample(s)” or “Sampling Program” shall mean a MD Turbo or a MD Turbo Kit (includes a MD Turbo, mouth pieces and placebo inhaler) given to a healthcare professional for their use in demonstrating the device to patients.

1.32
“Second Detail Position” shall mean a detail on a product that is given as second product message and consist of but not limited to, a full product detail on features, benefits and positioning statement.

1.33	“Specifications” shall mean the specification for manufacturing and testing the Product as set forth in the approved 510(k)and any supplement or amendments thereto.

1.34
“TEAMM Prescribers” shall mean those physicians detailed by TEAMM Sales Representatives as listed on Schedule A attached hereto and will be used for determining TEAMM Percentage of prescriptions. Schedule A may be updated from time to time by written notice from TEAMM to Exaeris.

1.35	“Territory” shall mean the United States of America, its territories and possessions herein.

1.36
“Trademarks” shall mean those trademarks and trade names, whether or not registered in the United States, trade dress and packaging which (a) are owned by either TEAMM or Respirics and are set forth in Exhibit 2 attached hereto and (b) are applied to or used with the Product or any Product Promotional materials.

ARTICLE 2
APPOINTMENT

2.1
TEAMM hereby enters into a non-exclusive co-promotion agreement and appoints Exaeris as its co-promotion marketing partner for the promotion of the Product in the United States and Exaeris hereby accepts such appointment to co-promote the Product in the United States in accordance with the terms and conditions hereof. Notwithstanding the foregoing, TEAMM shall retain the right to also promote the Product itself in the United States.

CONFIDENTIAL TREATMENT

2.2
The Product will be sold only under TEAMM’s NDC number and therefore all sales will be recorded on TEAMM’s books and TEAMM will assume all responsibility for filing all reports required for each prescription NDC.

2.3
Subject to the provisions of and during the term of this Agreement, Exaeris shall use reasonable commercial efforts consistent with accepted business practices and legal requirements to deploy its Sales Representatives to Detail the Product in the United States in such a manner and with such expedition as Exaeris itself would have adopted in Detailing a pharmaceutical product of its own taking into account the fact that TEAMM’s Sales Representatives will be Detailing and Promoting the Product in conjunction with Exaeris Sales Representatives and under the terms of this Agreement.

2.4
TEAMM shall have the final authority on all prices and pricing strategies relating to the Product. TEAMM agrees to discuss with Exaeris, any proposed changes to pricing or pricing strategies prior to implementation.

2.5
TEAMM reserves the right to enter into one or more co-promotion agreement(s) that would expand or supplement the geographic or prescriber base being Detailed on the Product, whether to include territories or prescribers not currently Detailed on the Product or to expand or intensify Detailing coverage. The planned addition of other co-promotion partners or expansion of territories will be discussed in advance with Exaeris to determine whether Exaeris has both the desire and the resources to assume responsibility for any expansion territory or expansion prescriber base other than that expansion by TEAMM’s sales force or TEAMM Prescriber List. In any event, the addition of any such expansion territory or prescriber base shall be by and in accordance with written agreement of TEAMM and Exaeris.

ARTICLE 3
SERVICES PROVIDED BY TEAMM

3.1	TEAMM shall be responsible for all Product marketing and Product distribution, and shall carry out such responsibilities in accordance with the terms and conditions of this Agreement.

3.2	TEAMM shall at its sole expense (except as otherwise expressly provided herein) have responsibility for performing the activities set forth below:

(a)
Contract for the manufacture of the Product and Samples, or arrange through Respirics for a third-party to contract manufacture the Product and Samples, in accordance with its established procedures in trade and Sample packs.

(b)	Maintain trade pack inventories of Product in accordance with inventory management systems TEAMM uses for other products of similar status and exposure in the marketplace.

CONFIDENTIAL TREATMENT

(c)	Communicate with the FDA in accordance with the Act for all Adverse Drug Experience Reports relating to Product.

(d)
Distribute the Product pursuant to orders received from TEAMM’s wholesaler customers, its other direct customers or such other customers as may be mutually agreed upon by the parties hereto, in accordance with TEAMM’s normal business practices.

(e)
Invoice customers, collect payments, administer cash discounts for prompt payment and carry accounts receivable for the Product sold to TEAMM’s wholesaler customers, its other direct customers or such other customers as may be mutually agreed upon by the parties hereto, all in accordance with TEAMM’s normal business practices.

(f)	Process required payment of rebates to government or quasi-government agencies and hospital or other group purchasing organizations.

(g)
Prepare and submit to the Commercial Oversight Committee for its review all Marketing Plans and proposed appropriate marketing activities, expected to include agency management, convention management, marketing and sales promotion.

(h)	Sales coverage and promotion to National Accounts (wholesalers and chains), Managed Care Organizations, and Federal and State Reimbursement plans.

3.3
TEAMM shall provide financial information to Exaeris regarding sales as reported by the Prescriber Data and costs relating to the Product. This financial information will also include Invoiced Sales, wholesaler inventory levels, customer buying patterns and managed care formulary status.

3.4
TEAMM will provide training assistance by making its sales trainer available to initial training at launch of Exaeris’ Sales Representatives at TEAMM’s expense. Exaeris will be responsible for all other training costs for their sales force (i.e., meetings, travel, etc.).

3.5	TEAMM will provide Exaeris with developed Product Promotional Materials and Samples at quantities requested by Exaeris, at direct pass-through costs

3.6	TEAMM will contract for and purchase, at its sole cost and expense, Prescriber Data as outlined in the agreement.

CONFIDENTIAL TREATMENT

ARTICLE 4
SERVICES PROVIDED BY EXAERIS

4.1
Exaeris will position the Product in no lower than a Second Position Detail to the Exaeris Prescribers, as documented by agreement of the parties and approved by TEAMM, throughout the term of the Agreement unless otherwise approved by both companies.

4.2
Exaeris will provide updates of “Exaeris Prescribers” to TEAMM in an agreed upon format, with inclusion of necessary information (i.e. Medical Education (ME) number, etc) in an Excel spreadsheet as shown in Exhibit 3. TEAMM and Exaeris will share each others prescribers lists. Updates shall be sent by each Party to the other on a quarterly basis not later than 21 days in advance of the beginning of the quarter. TEAMM and Exaeris will review the Prescriber lists for a physician[s] that may appear on each company’s Prescriber lists and agree on which Prescriber list (or possibly both) the physician[s] will be credited.

4.3
Exaeris will provide TEAMM with an annual forecast for Sample and Promotion Material requirements, which forecast shall be in accordance with the Marketing Plan and subject to review and approval by Commercial Oversight Committee. TEAMM will ship the samples to the location, compliant with PDMA guidelines, that Exaeris specifies at mutually agreed upon times at Exaeris costs.

4.4
Exaeris will bear all sales force costs for Exaeris sales force including but not limited to salaries, expenses, benefits, company vehicles, and administrative costs. TEAMM will bear all sales force costs for TEAMM sales force including but not limited to salaries, expenses, benefits, company vehicles, and administrative costs.

4.5	Exaeris will provide a bonus incentive on the product sales to the sales force customary to Exaeris’ current incentive plan and in line with the plan of action (POA).

4.6	Exaeris will have regularly scheduled POA and sales meetings to communicate promotional strategy for the respective time period with input from TEAMM as needed.

4.7	In the unlikely event of a recall, Exaeris will cooperate with TEAMM to effect a cost-efficient recall to be compliant with any and all regulatory requirements and least disruptive to the business.

4.8
Both during the term of this Agreement and after termination, each Party shall promptly notify the other of any Product complaint, including but not limited to any Adverse Drug Experience associated with the Product received by such Party. TEAMM shall investigate and handle all Adverse Drug Experiences associated with the Product, including those reported to TEAMM by Exaeris.

CONFIDENTIAL TREATMENT

4.9	If Exaeris receives orders for the Product, Exaeris shall make all reasonable commercial efforts to forward such orders to TEAMM as soon as practicable.

4.10
Exaeris shall allow for and support any marketing support programs including but not limited to “lunch and learn” programs, local and national conventions that would be compensatory to their spend on other Exaeris products and the product contribution.

4.11
Exaeris will provide support of the Product at appropriate conventions and with Key Opinion Leader (KOL) development to the mutual benefit of Exaeris and TEAMM. This support will include providing Exaeris Sales Representative(s) to participate with TEAMM at TEAMM’s convention booths and/or to provide information and advertisements at Exaeris’ booth where appropriate and commensurate with the specialty importance Exaeris to assist TEAMM in KOL development to the extent mutually agreed upon.

4.12	Exaeris’ Representative will make the agreed upon number of pharmacy calls for purposes of pharmacy stocking and product availability as outlined in Article 10.2 .

4.13	Exaeris will maintain their own call activity tracking system and provide periodic reports of call activity and Sample distribution to TEAMM

4.14	Exaeris will contribute input to the Marketing Plan, strategy and marketing activities that are directed toward allergy and pulmonology specialists

ARTICLE 5
MUTUAL COVENANTS

5.1
Each Party shall cause its Sales Representatives to Detail the Product in the United States in accordance with the Marketing Plan developed by TEAMM and agreed upon by the Commercial Oversight Committee. Each Party will Promote the Product using the same professional sales and marketing standards as it uses for its own products.

5.2
Each Party’s Sales Representatives shall make all Details in accordance with approved labeling. Sales Representatives shall distribute only the designated Promotional Materials with respect to Product pursuant to the Marketing Plan. In the performance of its obligations hereunder, each Party shall, and shall cause its Sales Representatives to, comply with all applicable laws and regulations, including without limitation the FDA and the regulations promulgated thereunder.

5.3
Each Party will maintain and provide reports on sales calls, sample accountability, sample reporting, physician feedback and competitive information. Each Party will be responsible for submitting all necessary documentation to the appropriate agency to satisfy any state and federal regulations on sample accountability and reporting for their respective sales force and the samples shipped to it or their employees.

CONFIDENTIAL TREATMENT

5.4	Each Party will provide appropriate sales training (initial and ongoing) for their Sales Representatives necessary for Promotion of the Product and compliance with FDA regulations.

5.5	Each Party will offer cooperation effort to coverage of Managed Care Organizations and Federal and State Reimbursement plans to the mutual benefit of both parties.

ARTICLE 6
TRAINING

6.1
During the term of this Agreement, Exaeris will conduct initial and ongoing training of this Product to their Sales Representatives. During the term of this Agreement, and at Exaeris’s option, TEAMM shall make available to Exaeris, upon a schedule to be arranged by discussion among the parties, to TEAMM sales training personnel who will assist Exaeris’ product and sales management teams in connection with the Detailing of the Product as outlined in Article 3.4. During the term of this Agreement, TEAMM shall also provide Exaeris, without cost to Exaeris, with reasonable quantities of training materials for the Product which have been created and developed by TEAMM. Exaeris shall have the responsibility for, and control over, the manner in which it trains its Sales Representatives with respect to the Product, however the training shall be consistent with the Marketing Strategies and compliant with FDA regulations.

ARTICLE 7
COORDINATION

7.1
The parties shall each appoint an authorized representative (“Coordinator”) who shall have principle responsibility for inter-company communications relating to the Product and to whom notices and correspondence relating to this Agreement will be directed. Each party will notify the other as to the name of the individual so appointed. Each party may replace its Coordinator at any time, upon written notice to the other party.

7.2
The Coordinators shall establish a Commercial Oversight Committee (Committee) within thirty (30) days following signing of the Agreement. This Committee will be directed by the Coordinators and consist of representatives of each party who will meet within sixty (60) days of the Effective Date of this Agreement to develop a co-promotion launch plan and thereafter from time to time, at mutually agreeable times and locations to discuss and coordinate the joint Detailing of the Product in the United States and the strategies and programs that should be developed to maximize the sales of the Product. Illustratively, the Committee shall (i) coordinate Exaeris’ launch of the Product in the United States and (ii) guide all continuing joint detailing efforts with respect to the Product in the United States. TEAMM will have the final authority and responsibility, with the cooperation and assistance of Exaeris, for developing detailing and promotion strategies with respect to the Product.

CONFIDENTIAL TREATMENT

7.3
Exaeris physician targets and call plans shall be agreed upon by Exaeris and TEAMM and will be the subject of the Exaeris Prescriber List on which compensation will be based. TEAMM and Exaeris will exchange and compare each party’s Prescriber List and Exaeris will make reasonable efforts to call on high prescribing specialists (allergists, pulmonologists, pediatricians and primary care) included in their geographic area and not called on by TEAMM’s Sales Representatives.

7.4
From time to time, but in no event less than once a year, the Commercial Oversight Committee shall develop and formulate joint Marketing Plans for specified periods (collectively, the “Marketing Plan” ) which shall set forth detailing, promotion, sampling and marketing strategies for each party relating to the Product. The provisions of the Marketing Plan shall be agreed to by the Coordinators, and if the Coordinators cannot agree, then the matters in dispute shall be referred to the Chief Operating Officers of the parties. TEAMM, however, shall have the final responsibility for, and control over, the development and content of the Marketing Plan. Unless otherwise agreed to by the parties, the initial representatives from Exaeris and TEAMM will be * * * . Replacements for such individuals shall be of no less seniority than Director of Marketing. The Committee, at it’s discretion, can include additional members from the companies provided each company has equal representation.

7.5	Each party shall bear its own costs associated with its participation in the Committee.

7.6	At all times, Detailing, Promotional and Sampling activities will be consistent with the requirements of federal regulations.

7.7
During the term of and subject to any other provision of this Agreement, each party will provide the other with all information relevant to the detailing and promotion of the Product within a reasonable time after such information becomes known to the party, provided such information is not received under a secrecy obligation or is otherwise confidential or proprietary.

7.8
On a quarterly basis the Commercial Oversight Committee (Committee) shall provide to the parties a written report on the activities and performance of the co-promotion effort. The content and structure and presentation format of this report will be determined by the Committee, however, at a minimum, the report will contain year to date sales performance, variance to budget, detailing activity, promotional spend vs. budget and a TEAMM prescription analysis on the following subsets of physicians: jointly detailed physicians; TEAMM only and Exaeris only.

7.9
Exaeris agrees to Promote the Product in accordance with the provisions set forth in this Agreement and to follow the marketing strategies as outlined in the Marketing Plan, as it may be amended and supplemented by the Committee during the Term of this Agreement.

CONFIDENTIAL TREATMENT

ARTICLE 8
PROMOTIONAL MATERIALS

8.1
During the term of this Agreement, TEAMM shall create and develop, with the assistance and cooperation of Exaeris, sales and Promotional Materials relating to the Product for distribution to independent third parties. TEAMM shall provide Exaeris with such materials, in amounts which are reasonable under the terms of the Marketing Plan. Other than with the advice and written consent of TEAMM, Exaeris shall not create or develop sales, promotional or other similar material relating to the Product for distribution to independent third parties, including members of the medical and health professions. Exaeris shall reimburse TEAMM for the costs incurred by TEAMM to produce such all such sales and Promotional Material supplied to Exaeris relating to the Product. The costs to Exaeris will be the direct pass through costs incurred by TEAMM for the printing and shipping of sales and Promotional Materials in quantities requested by Exaeris. Exaeris will be responsible for agency costs only for material that have been requested by Exaeris and for their sole use.

8.2
Exaeris shall provide TEAMM with a list of Promotional Materials it agrees to utilize in the promotion of the Product and a schedule setting forth Exaeris’ request for such materials and their delivery dates, all of which shall be reasonable under then existing marketing conditions and subject to approval by TEAMM. TEAMM shall promptly inform Exaeris whether it can deliver such materials in accordance with such schedule. If TEAMM cannot meet the delivery schedule, Exaeris, at its option, shall have the right to have prepared, at its own expense, additional supplies of such material, provided that such additional supplies conform in all respects with the material produced by TEAMM. If requested by Exaeris, TEAMM shall use its best efforts to provide Exaeris, free of charge, with mechanical and other items necessary to prepare such additional supplies.

8.3
Exaeris shall not be required to distribute any sales and Promotional Material prepared after the date of this Agreement which (i) does not mention the Product, or (ii) includes a reference to another TEAMM pharmaceutical product in addition to the Product. In no event shall TEAMM be required to distribute any material which contains a reference (i) to Exaeris (other than in connection with the Detailing of the Product in accordance with this Agreement) or (ii) any Exaeris pharmaceutical. Exaeris is not obligated to utilize all Promotional Materials developed by TEAMM.

8.4
TEAMM and Exaeris shall comply with the terms of this Agreement and all applicable laws and regulations, including, without limitation, the FDA and the regulations promulgated thereunder with respect to the sales and Promotional Materials described herein.

CONFIDENTIAL TREATMENT

ARTICLE 9
SAMPLING

9.1
To achieve the objectives of this Agreement, both parties recognize that it is necessary to distribute the Product * * * as Samples to health care professionals on an ongoing basis (“Sampling Program”) and in a manner consistent with the Marketing Plan. For any such Sampling Program, the Coordinators, from time to time, shall establish a reasonable sampling strategy, setting forth a sampling period, the number of Samples to be distributed during such sampling period and the delivery schedule for Samples. TEAMM shall provide Exaeris with all of Exaeris’ reasonable requirements for Samples of the Product as allotted under any such Sampling Program. Exaeris shall reimburse TEAMM for the costs incurred by TEAMM to provide such Samples. TEAMM shall ship Exaeris’s requirements of samples to such Exaeris facilities as Exaeris may designate. Samples shall be allotted on a per capita basis to the Exaeris sales force and the TEAMM sales force as modified by the expected amount of time and effort to be used by each sales force in Detailing the Product to each class of account and by the Sampling Program. All samples delivered to Exaeris shall be packaged in the same form and be of the same quality as Samples of the Product which TEAMM normally distributes to health care professionals or to the trade in the United States. TEAMM shall be allowed, for good cause, to require Exaeris to make an accounting for all samples by so notifying Exaeris in writing.

9.2
Each party shall comply with all laws and regulations applicable to the distribution of Samples of the Product, including without limitation, the Prescription Drug Marketing Act of 1987 (“PDMA”). The parties shall keep all records and reports required to be kept by applicable laws and regulations and make its facilities available at reasonable times during business hours for inspection by the other party and representatives of governmental agencies. Each party shall promptly provide to the other party a copy of all correspondence with FDA related to PDMA compliance.

ARTICLE 10
SALES COVERAGE

10.1
Exaeris will call on * * * as defined in Exaeris’ Prescriber List, as well as pharmacy and third party reimbursement customers. As Exaeris wishes to add new sales territories, Exaeris will inform TEAMM of this intention in writing and shall work with TEAMM to add these territories in a manner which does not conflict with TEAMM’s coverage at that time, subject always to TEAMM’s discretion in permitting this intended expansion by Exaeris. TEAMM will be given first right to call on any physician that appears on both TEAMM and Exaeris current Prescriber List or expansion list. Both parties will collaborate to complement each other’s future sales coverage territories on a best efforts basis. Exaeris and TEAMM will apprise each other of their respective sales territory expansion plans in respect to the Promotion of Product as they become known and as far in advance as is feasible so that these new territories can be accommodated to the extent commercially reasonable. Exaeris will provide TEAMM with a list of prescribers in the required format ( as outlined in Exhibit 3) to track prescriptions through Prescriber Data source. New Prescribers may be added on a quarterly basis in a time frame mutually agreed upon in advance of the Quarter but not to be less than three (3) weeks in advance of the first day of the new Quarter, subject to acceptance and approval by TEAMM. TEAMM and Exaeris will exchange and compare each party’s Prescriber List and Exaeris will make reasonable efforts to call on high prescribing specialists (allergists, pulmonologists, pediatricians and primary care) included in their geographic area and not called on by TEAMM’s Sales Representatives.

CONFIDENTIAL TREATMENT

It is hereby expressly understood and agreed by and between TEAMM and Exaeris that TEAMM shall at all times have the right to call on any and all prescribers, either through its own Sales Representatives or through one or more co-promotion arrangements, other than Exaeris’ Prescribers as that list may exist and be updated from time to time through the Term of this Agreement.

10.2	Minimums:

a.
Exaeris commits to having a minimum of *** Detailing Sales Representatives hired and prepared to Promote as of the date of Launch with physician coverage of an average of *** target physicians per Representative

b.
Exaeris’ physician coverage shall consist of a minimum of *** physicians with a target of *** allergists, *** pulmonologists, *** pediatricians and *** primary care physicians. Further, Exaeris commits to a minimum of *** physician Details in calendar year 2006 and *** physician details in calendar year 2007 and *** physician details for the period January-March of 2008

c.
Additionally, Exaeris shall cause its Sales Representatives to make a minimum of *** pharmacy calls in the first *** months of launch in 2006 and *** pharmacies calls per week per representative thereafter.

d.	Product shall be in no less than a *** Detail Position throughout the term of this Agreement.

e.
Exaeris’ percent of prescriptions as reported by “Prescriber Data” shall not fall below ***. For purposes of this agreement, the number of Sales Representatives shall include the count of open territories. This minimum requirement is waived for the first *** reporting period (quarter) following the launch date.

CONFIDENTIAL TREATMENT

10.3
Activity Audits. No later than sixty (60) days after the conclusion of each Quarter, Each party will provide a report, based upon internal Detailing report data setting forth Details for the Products for the preceding Quarter including acknowledgments of Samples distributed for such quarter. In addition, Exaeris agrees to make available to TEAMM, upon reasonable advance notice, such other books and records necessary to verify the accuracy of such report in respect of any Quarter ending not more than eighteen (18) months prior to the date of such request. Upon expiration of eighteen (18) months following the end of any Quarter, unless prior to such expiration, based upon such inspection, TEAMM has notified Exaeris of an issue regarding such report, the report reflecting Exaeris Product Details for such Quarter shall be binding; and Exaeris shall be released from any liability or accountability to TEAMM with respect to the number of Product Details given during such Quarter.

ARTICLE 11
COMPENSATION

11.1
TEAMM shall pay Exaeris a Co-Promotion Payment based on Exaeris’ Percentage of *** credited to the Exaeris’ Prescribers based on the terms as outlined below. An example of the calculations in this article is provided in ***.

a.
For Invoiced sales of Product, Exaeris’ Co-Promotion Payment shall be based on Exaeris’ Percentage of prescriptions generated by Exaeris’ Prescribers as reported by Prescriber Data and determined by the calculation outlined in Article 11.1(b) applied against unit Invoiced Sales for the reporting quarter at the Product Contribution-Co-Promotion payment per unit outlined in Article 11.1 (e)

b.

***

c.	Should TEAMM and Exaeris mutually agree to dual coverage on a physician, Exaeris share of *** for dual coverage physician(s) will be *** of the *** by such physician(s).

d.
Exaeris’ Percentage of *** shall be calculated as an average over a Quarter. However, the first period in which this percentage is averaged may include more than three months. For this period only, the *** will be averaged over the longer period to adjust for stocking, however, the first co-promotion payment will be made after the first full Quarter in an effort to provide a fair average of *** activity to be applied against the initial stocking of the Product. For example, if Quarter Sales begin March 27, 2006 and Detailing begins May 1, 2006, the first full Quarter would conclude at the end of September. In this example Exaeris would receive a co-promotion payment after the completion of the first full quarter in the time frame outlined in this Agreement in 11.3., However, the co-promotion payment at the end of September would be based on a computation of Exaeris’ Percentage of *** over the period beginning May 1st through September 30th. This percentage will be applied against Quarter Sales from March 27th and including Quarter Sales through the Quarter ending September 2006. However a payment of *** will be made to Exaeris for the first partial quarter for their efforts during training, launch and initial detailing period and paid six weeks after June 30, 2006. This payment will be credited against the total amount due Exaeris for the period from the Launch of the Product to the end of the first full quarter during which the product has been Detailed.

CONFIDENTIAL TREATMENT

e.	Compensation would be based on the following formula (example in Exhibit 1)

***

11.2
All accruals for the first twelve months will be calculated using the estimated percentages stated in 11.1(e). A reconciliation to actual deductions will be calculated no later than 90 days following the first twelve months after Detailing begins. The actual percentages will be the basis for the estimated accruals from that point until the next reconciliation.

11.3	Unless otherwise indicated in this Section, TEAMM shall pay to Exaeris, within *** weeks of the close of each calendar Quarter in a Detailing Year, a Co-Promotion Payment equal to:

a.	The Co-Promotion Payment payable to Exaeris for the Detailing Quarter (calculated through the end of such calendar quarter) calculated in accordance with 11.1.

b.	Within *** days after the close of each calendar quarter, TEAMM shall submit to Exaeris a reconciliation report outlining the calculation of the payments made to Exaeris.

11.4	Exaeris agrees to compensate TEAMM for its prior development, marketing and inventory carrying costs by development compensation payments totaling *** to be paid as indicated below:

***

11.5
The amount of each payment due to Exaeris pursuant to this article shall be adjusted by deducting all outstanding and unpaid TEAMM invoices presented to Exaeris for development compensation payments, Samples and Product Promotional Materials due to TEAMM under this Agreement during the period for which payment is calculated. In the event that such invoices are in excess of the amount due to Exaeris for such period, Exaeris shall pay the amount of such excess to TEAMM.

11.6
The parties hereto expressly understand and agree that TEAMM shall be entitled to rely solely on the Prescriber Data to calculate Exaeris’ Percentage used in calculating the Co-Promotion Payments due Exaeris.

CONFIDENTIAL TREATMENT

11.7
TEAMM shall keep adequate records to account for the sums due to Exaeris under this Agreement. Such records shall be retained by TEAMM and shall be made available for reasonable review and audit, at the request and expense of Exaeris, by an independent certified public accountant appointed by Exaeris and reasonably acceptable to TEAMM for the purposes of verifying TEAMM’s accounting reports hereunder. The documents from which the accounting required by this Article have been prepared shall be retained for the lesser of one (1) year after the completion of an audit thereof, if an audit has been requested, or three (3) years from the date of the documents originate.

11.8	All sums due to Exaeris shall be payable in U.S. dollars by TEAMM on the specified due date at the address set forth in Article 20.2.

CONFIDENTIAL TREATMENT

ARTICLE 12
CONFIDENTIALITY

12.1
The provisions of the Confidentiality and Non- Disclosure Agreement relating to the non-disclosure and non-use of Proprietary Information belonging to either party, entered into previously by the parties, shall apply to any such information disclosed by either party to the other party in connection with this Agreement, and the terms of that Confidentiality and Non- Disclosure Agreement, dated as of November 14, 2005 and signed November 22, 2005, are hereby incorporated herein and made a part hereof. Any breach thereof shall be deemed to be a breach of this Agreement.

ARTICLE 13
PUBLICITY/PRESS RELEASES

13.1
Neither party shall distribute or have distributed any such information which bears the name of the other without the prior written approval of the other, which approval shall not be unreasonably withheld. The Product shall be represented solely as a TEAMM product. When packaged, the Product will bear the TEAMM name (as distributor) and the manufacturer’s name only. All promotional and sales materials, not currently printed, that are intended for use by both parties in the Promotion of the Product will include the identity of both parties and will represent Exaeris as a co-promotion partner or as providing marketing support.

13.2
The parties agree to issue a joint press release announcing the co-promotion; provided that no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without the advance written consent of the other, such consent not to be unreasonably withheld, except as such release or announcement may be required by law, in which case the party making the release or announcement shall, before making any such release or announcement, afford the other party a reasonable opportunity to review and comment upon such release or announcement. TEAMM and Exaeris recognize that disclosure of this Agreement (including copies of each) to the I.R.S.(Internal revenue Service), SEC (Security Exchange Commission) and other governmental authorities may be required, and each waives the requirements of this subsection with respect to disclosure (and copies) to such entities.

CONFIDENTIAL TREATMENT

ARTICLE 14
TERM AND TERMINATION

14.1
The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of twenty-four (24) consecutive months, unless earlier terminated in accordance with the provisions of thisArticle 14. This Agreement is renewable for subsequent twelve (12) month periods thereafter only by written agreement signed by both parties.

14.2
Notwithstanding any other provision of this Agreement, either party may terminate this Agreement by notice in writing to the other upon or at any time after the occurrence of any of the following events:

a.
If the other commits a material breach of this Agreement, or fails to perform any material obligation under this Agreement, which (i) shall not have been remedied within ninety (90) days of the receipt by the other of a notice identifying the breach and (ii) continues to exist at the time of notice of termination; or Exaeris is unable to meet the minimum requirements outlined in this agreement.

b.
If the other is unable to pay its debts, becomes bankrupt or insolvent, or enters into liquidation whether compulsorily or voluntarily or compounds with or convenes a meeting of its creditors or has a receiver appointed over all or part of its assets or takes or suffers any similar action in consequence of a debt or ceases for any reason to carry on business.

14.3
Notwithstanding any other provision herein to the contrary, either party may terminate this Agreement at any time for any reason by giving the other party ninety (90) days prior written notice of such termination, specifying the effective date of such termination. Termination by Exaeris under this Article shall not release TEAMM from any obligation to pay Exaeris any sums due or accrued under this Agreement through the effective date of termination or release Exaeris from any obligation to pay TEAMM any sums due under this agreement. This payment obligation shall include, without limitation, the reconciliation of accrued discounts and rebate to actual amount incurred. In addition, should Exaeris terminate this agreement without cause before all outstanding development compensation payments are received by TEAMM or TEAMM terminates due to Exaeris’ material breach, Exaeris agrees to make immediate payment to TEAMM of the remaining outstanding development compensation payments in recognition of the credit for stocking paid to Exaeris. If TEAMM terminates for any reason other than material breach by Exaeris, then Exaeris shall have no further obligation to make any development payments which accrued subsequent to the termination date.

14.4
The expiration or termination of this Agreement shall not relieve the parties hereto of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either party’s right to obtain performance of any obligation provided for in this Agreement which expressly survives termination or expiration.

CONFIDENTIAL TREATMENT

14.5
Any dispute that may arise under this Agreement shall first be submitted to Mediation through the Commercial Oversight Committee created pursuant to Article 7 herein, and/or by mediators selected and appointed by the Committee. If the Parties fail to resolve a dispute through mediation within thirty (30) days of the request to mediate, and a party wishes to pursue the matter, each such dispute, controversy, that is not considered an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with Supplementary Procedures for Commercial Arbitration, and Supplementary Procedures for Large Complex Cases. Judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each party shall select one (1) Person to act as arbitrator and the two-party selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the AAA shall appoint the third arbitrator. The place of arbitration shall be Raleigh, North Carolina. Either party may apply to the arbitrators for interim injunctive relief until arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive, special, consequential, or any other type of damages not measured by a party’s compensatory damages. Each party shall bear its own costs and expenses and attorneys’ fees, and an equal share of the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as maybe required by law, neither a party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both parties. In no event shall arbitration be initiated after the date a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable North Carolina statute of limitations. As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulations, whether or not statutory.

CONFIDENTIAL TREATMENT

14.6
Recognizing that immediate and irreparable injury may result to the non-breaching party (“Non-Breaching Party”), it’s business and property in the event of a continuing breach of any of the provisions of Articles 3, 4, 5 and 10.2 by a party, that such provisions are necessarily of a special, unique and extraordinary nature and that any loss arising from a breach of any such provision may not reasonably and adequately be compensated by monetary damages, and because this Agreement is based in significant measure upon such provisions, the party breaching any of the covenants of Articles 3, 4, 5 and 10.2 as applicable (“Breaching Party”), expressly agrees that in the event of a violation of such provisions, the Non-Breaching Party shall be entitled, in addition to any other remedies and damages the Non-Breaching Party could recover as a result of any such violation, to seek restraining orders and/or injunctions, both temporary and permanent, in order to prevent any future violations ~~-~~thereof by the Breaching Party. Any bond required to be posted by the Non-Breaching Party with regarding to the enforcement of this Section shall be limited to ***.

14.7	Consequences of Termination.

a.
In the event of termination of this Agreement under Article 14 hereof, any payments payable pursuant to Article 11 hereof shall be made only with respect to the Quarterly Sales generated prior to the effective date of such termination.

b.
Except as set forth herein, any termination, cancellation or expiration of this Agreement shall not relieve either party of any obligation which has accrued prior to the date of such termination, cancellation or expiration, including but not limited to, such party’s obligations under Article 11 of this Agreement, which obligation shall remain in full force and effect for the period provided therein or if no period is provided, indefinitely.

c.
In the event of termination of this Agreement by Exaeris during first six months, except for cause due to material breach by TEAMM, Quarterly Sales will be adjusted to reflect more accurately the payment on sales created through prescriptions for that period rather than Product stocking in wholesalers and retail accounts. In this situation, the co-promotion payment due to Exaeris would be calculated on prescriptions written by Exaeris Prescribers as reported through Prescriber Data.

d.
Termination of this Agreement does not relieve Exaeris from development compensation payments agreed to and due to TEAMM. Notwithstanding the foregoing, in the unlikely event that the Product is not available for commercial distribution for a period of six (6) months or greater subsequent to the Launch Date, Exaeris shall not responsible for any outstanding Development compensation as due in Article 11.4 until such time as the Product is once again available for commercial distribution.

14.8
Returned Materials. Upon the termination of this Agreement, TEAMM and Exaeris each shall return to the other all information which it possesses or controls that belongs to the other, except that each may retain a copy for recordkeeping purposes

CONFIDENTIAL TREATMENT

ARTICLE 15
NON-COMPETE

15.1
Exaeris agrees that during the Term of the Definitive Agreement and for one (1) year post-termination of the Agreement other than for breach by TEAMM or termination by TEAMM without cause, Exaeris and its affiliates will not develop, produce, market or sell or cause to be developed, produced, marketed or sold any after market products that is or is designed to convert a metered dose inhaler (MDI) into a breath-activated delivery with dose counter which would compete directly with the Product (other than the Product) (“Competing Product”). TEAMM agrees during the term of the Definitive Agreement, it will not develop, produce, market or sell or cause to be developed, produced, marketed or sold any Competing Product.

ARTICLE 16
TRADEMARK

16.1	Exaeris shall Promote and Detail the Product only under the Trademark(s).

16.2
Each party acknowledges the validity of the other party’s right, title and interest in and to its or it’s partners Trademark(s) and shall not have, assert or acquire any right, title or interest in or to any such other party’s Trademark(s).

16.3
Exaeris shall use the product Trademark(s) only in the manner provided for in hereof or as otherwise directed by TEAMM and shall not use any Trademark on any other goods or Products notwithstanding that such goods or Products are dissimilar to the Product or have a different use.

ARTICLE 17
INSURANCE

17.1
TEAMM shall at all times maintain insurance, including but not limited to product liability insurance, in commercially reasonable amounts for its respective obligations and potential liabilities in an amount no less than *** million dollars (***) per occurrence and in the aggregate. TEAMM will name Exaeris as additionally insured under its product liability policy. Exaeris shall at all times maintain general liability, workman’s compensation, auto and professional liability insurance, in commercially reasonable amounts for its respective obligations and potential liabilities in an amount no less than *** million dollars (***) per occurrence and in the aggregate. Exaeris will name TEAMM as additionally insured under its general liability, auto and professional liability policies. Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance.

CONFIDENTIAL TREATMENT

ARTICLE 18
INDEMNIFICATION

18.1
(a) Each party hereto (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party hereto, its directors, officers, employees and Affiliates (collectively, the “Indemnified Parties”) from and against any and all Damages incurred or suffered by the Indemnified Parties to the extent arising out of any breach of this Agreement by the Indemnifying Party or out of the sole or contributory negligence of the Indemnifying Party in performing its obligations under this Agreement.

(b) Exaeris agrees to indemnify, defend and hold harmless the TEAMM Indemnified Parties against any claim, action, suit or proceeding, settlement amounts or damages, liabilities, costs and expenses (including reasonable attorneys' fees) (“Claim”) by a third party alleging that any materials provided by Exaeris (other than those received from TEAMM) infringes or violates any intellectual property rights of such third party.

(c) TEAMM agrees to indemnify, defend and hold harmless the Exaeris Indemnified Parties against any Claim by a third party (i) alleging that any materials provided by TEAMM (other than those received from Exaeris) infringes or violates any intellectual property rights of such third party or (ii) arising out of the use of Product whether under product liability or otherwise.

18.2
Any Indemnified Party shall notify the Indemnifying Parties of any potential claim , and both parties agree that the indemnification provisions set forth in this agreement thereof shall apply to and govern any claims for indemnification under this Agreement.

18.3	This Section shall survive the expiration or termination of this Agreement.

ARTICLE 19
REPRESENTATION AND WARRANTIES

19.1
Exaeris is a corporation duly organized and validly existing under the laws of the State of Delaware. Exaeris has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of this agreement.

19.2
The execution, delivery and performance by Exaeris of this Agreement and each agreement of instrument contemplated by this Agreement and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Exaeris. This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Exaeris in accordance with the provisions hereof, will be the legal, valid and binding obligation of Exaeris, in each case enforceable against Exaeris in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Exaeris. All Persons who have executed this Agreement on behalf of Exaeris, or who will execute on behalf of Exaeris any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement by Exaeris, or any such other agreement or instrument by Exaeris, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Certificate of Incorporation or By-laws of Exaeris or any contract or any other obligation to which Exaeris is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, Exaeris or upon the securities, property or business of Exaeris, or (iii) constitute a violation by Exaeris of any applicable law or regulation of any jurisdiction as such law or regulation relates to Exaeris or to the property or business of Exaeris except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on Exaeris’ ability to perform its obligations under this Agreement or any agreement or instrument contemplated hereby

CONFIDENTIAL TREATMENT

19.3
TEAMM is a corporation duly organized and validly existing under the laws of the State of Florida. TEAMM has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of this agreement.

19.4
The execution, delivery and performance by TEAMM of this Agreement and each agreement of instrument contemplated by this Agreement and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by TEAMM. This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by TEAMM in accordance with the provisions hereof, will be the legal, valid and binding obligation of TEAMM, in each case enforceable against TEAMM in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against TEAMM. All Persons who have executed this Agreement on behalf of TEAMM, or who will execute on behalf of TEAMM any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement by TEAMM, or any such other agreement or instrument by TEAMM, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Certificate of Incorporation or By-laws of TEAMM or any contract or any other obligation to which TEAMM is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, TEAMM or upon the securities, property or business of TEAMM, or (iii) constitute a violation by TEAMM of any applicable law or regulation of any jurisdiction as such law or regulation relates to TEAMM or to the property or business of TEAMM except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on TEAMM’s ability to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

CONFIDENTIAL TREATMENT

19.5
TEAMM hereby acknowledges that (i) TEAMM licenses the marketing rights to the Product in the United States under and pursuant to the terms and conditions of that certain Development and License Agreement by and between TEAMM and Respirics, and (ii) that Respirics has in turn authorized TEAMM to the market, sell and distribute the Products in the United States pursuant to the terms and conditions of the Respirics Marketing Agreement.

19.6
It is understood and agreed by TEAMM and Exaeris that TEAMM purchases the Product from a contract manufacturer controlled by Respirics, which is responsible for determining and insuring that all Product shall as of the date shipped to TEAMM, fully conform to the Specifications and have been manufactured in compliance with the 510(k) and all applicable laws. TEAMM makes no representation or warranty as to any product, expressed or implied, either in fact or by operation of law, by statue or otherwise, and TEAMM specifically disclaims any and all implied or statutory warranties, including without limitation, any warranty of fitness for a particular purpose or warranty of noninfringement.

ARTICLE 20
MISCELLANEOUS

20.1
Neither party shall assign this Agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to any Person or entity to which substantially all of its assets are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assign or/transferor pursuant to this

20.2
Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (notices shall be deemed to have been given on the date received) as follows:

CONFIDENTIAL TREATMENT

        a.     If to Exaeris, as follows:
Exaeris Pharmaceuticals, Inc.
403 Gordon Dr
Exton, PA 19341
Attn to: Stephen Beckman

With a copy to:
Exaeris Pharmaceuticals, Inc.
Attn: General Counsel

                         b.  If to TEAMM, as follows:

TEAMM Pharmaceuticals, Inc
2501 Aerial Center Parkway
Suite 100
Morrisville, NC 27560
Attn to: Martin G. Baum

With a copy to:
Accentia Biopharmaceuticals, Inc. / TEAMM Pharmaceuticals, Inc

324 S. Hyde Park Avenue
Tampa, FL 33606
Attn: General Counsel

c.	or in any case to such other address or addresses as hereafter shall be furnished as provided in this article by any party hereto to the other party.

20.3
Waiver: Remedies. No delay on the part of Exaeris or TEAMM in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Exaeris or TEAMM of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

20.4
Entire Agreement. This Agreement and all agreements and documents referenced herein or contemplated hereby constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

20.5	Amendment. This Agreement may be modified or amended only by written agreement of the parties hereto.

CONFIDENTIAL TREATMENT

20.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

20.7
Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida-excluding any choice of law rules which may direct the application of the law of another state.

20.8
Captions. All section titles or captions contained in this Agreement, in any Article referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

20.9	No Third Party Rights. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a party to this Agreement

20.10
Relationship of the Parties. Each party understands and agrees that it has no authority to assume any obligation on behalf of the other party and that, except as expressly permitted herein, it shall not hold out to third parties that it has any authority to act on the others party’s behalf (specifically with respect to any new buying customer, Exaeris may not bind TEAMM to any business arrangement whatsoever). Unless otherwise expressly stated herein, each party shall be responsible for its own expenses relating to its performance under the Agreement and shall not incur expenses for the other parties account unless expressly authorized in writing to do so.

20.11	Headings. All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.12
Severability. Both parties hereto expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof. If any provision of part thereof contained in this Agreement is declared invalid by any court of competent jurisdiction or a government agency having jurisdiction, each such declaration shall not affect the remainder of the provision or the other provisions and each shall remain in full force and effect.

20.13
Force Majeure. If either party is prevented from complying, either totally or in part with any of the terms or provisions set forth herein, by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other external cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing contingencies or not, said party shall provide written notice of same to the other party. Said notice shall be provided within three (3) business days of the occurrence of such event and shall identify the requirements of this Agreement or such of its obligations as may be affected, and to the extent so affected, said obligations shall be suspended during the period of such disability. The party prevented from performing hereunder shall use all commercially reasonable efforts to remove such disability, and shall continue performance whenever such causes are removed. The party so affected shall give to the other party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected party’s nonperformance. If the period of any previous actual nonperformance of Exaeris because of Exaeris force majeure conditions plus the anticipated future period of Exaeris nonperformance because of such conditions will exceed an aggregate of one hundred eighty (180) days within any twenty-four (24) month period, TEAMM may terminate this Agreement by written notice to Exaeris. If the period of any previous actual nonperformance of TEAMM because of TEAMM force majeure conditions plus the anticipated future period of TEAMM nonperformance because of such conditions will exceed an aggregate of one hundred eighty (180) days within any twenty-four (24) month period, Exaeris may terminate this Agreement by written notice to TEAMM. When such circumstances as those contemplated herein arise, the parties shall discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be duty executed and delivered on the day and year first above written.

TEAMM Pharmaceuticals, Inc.		Accentia Biopharmaceuticals, Inc

By:	/s/ Martin G. Baum	By:	/s/ Frank O’Donnell, Jr.
	Martin G. Baum		Frank O’Donnell, Jr., MD
	President and Chief Operating Officer		Chairman

Exaeris, Inc
By:	/s / Stephen Beckman
Stephen Beckman President and Chief Operating Officer

CONFIDENTIAL TREATMENT

EXHIBIT 1

Example of Compensation Calculation

***

CONFIDENTIAL TREATMENT

EXHIBIT 2

CONFIDENTIAL TREATMENT

EXHIBIT 3

Format to submit physician data for inclusion into Prescriber Data Source and Prescriber List

Excel Spreadsheet

ME Number	Last Name	First Name	Middle Initial	Street Address	City	State	Zip Code	Specialty	Territory number

CONFIDENTIAL TREATMENT

EXHIBIT 4

EXAMPLE: Calculation of Co-Promotion Payment to Exaeris

***

CONFIDENTIAL TREATMENT